UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 30, 2010, Industrial Income Trust Inc. (the “Company”), through one of its subsidiaries, acquired the Renton Industrial Building, an industrial distribution facility in the Kent Valley submarket of Seattle-Tacoma, Washington. The Renton Industrial Building consists of approximately 127,000 square feet of rentable area. As previously reported, the acquisition was made pursuant to an Assignment and Assumption Agreement (the “Assignment Agreement”) by and between IIT Acquisitions LLC, a subsidiary of the Company (the “Subsidiary”) and Air Express International USA, Inc. d/b/a DHL Global Forwarding (“DHL Global Forwarding”), pursuant to which DHL Global Forwarding assigned to the Subsidiary its right, title, interest and obligations in, to and under a purchase and sale agreement relating to the acquisition of the Renton Industrial Building from Hunter Douglas Real Property, Inc. DHL Global Forwarding became a party to the purchase and sale agreement by assignment prior to the closing of the Assignment Agreement. Neither DHL nor the seller of the Renton Industrial Building is affiliated with the Company or its affiliates.

The total purchase price was $12.6 million, exclusive of additional transfer taxes, due diligence and closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, Industrial Income Operating Partnership LP and Industrial Income Advisors LLC (the “Advisor”), the Company will pay an acquisition fee to the Advisor equal to 2.0% of the purchase price. The Company funded the acquisition using proceeds from its public offering. The implied cap rate on the purchase is approximately 8.0%.

In connection with the acquisition, the Company, through a subsidiary, entered into a lease whereby the building is 100% leased to DHL Global Forwarding. The lease will expire in October 2020 and contains two consecutive three-year renewal options. Pursuant to the terms of the lease, DHL Global Forwarding will make certain improvements to the property, which are expected to be substantially completed by December 2010. Additionally, DHL Global Forwarding is responsible, subject to certain exceptions, for the operating expenses incurred in the operation and maintenance of the Renton Industrial Building. In addition, per the terms of the lease, Deutsche Post AG, the parent of DHL Global Forwarding, has agreed to execute a guaranty of any and all amounts due under the lease, up to an aggregate maximum amount which will be reduced incrementally for each year of the lease.

The Renton Industrial Building will be managed by CB Richard Ellis, Inc.

Item 7.01 Regulation FD Disclosure.

On June 30, 2010, the Company issued a press release relating to its acquisition of the Renton Industrial Building. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than September 16, 2010.

(d) Exhibits.

99.1	Press Release of the Company, dated June 30, 2010.

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisition) that are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, the Company’s ability to collect rent under the lease, the tenant’s ability to complete the improvements as expected and those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

June 30, 2010

	By:	/s/ Thomas G. McGonagle
	Name:	Thomas G. McGonagle
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

99.1	Press Release of the Company, dated June 30, 2010.